Exhibit 99.1

FOR IMMEDIATE RELEASE

3M Increases Dividend 35 Percent

ST. PAUL, Minn. - Dec. 17, 2013 - The board of directors of 3M (NYSE:MMM) today declared a dividend on the company’s common stock of 85.5 cents per share for the first quarter of 2014, a 35 percent increase over the quarterly dividend paid in 2013. This dividend is payable March 12, 2014, to shareholders of record at the close of business on February 14, 2014. 3M has paid dividends to its shareholders without interruption for more than 97 years.

As of November 29, 2013, 3M had 665,241,865 common shares outstanding and 91,873 shareholders of record.

About 3M

3M captures the spark of new ideas and transforms them into thousands of ingenious products. Our culture of creative collaboration inspires a never-ending stream of powerful technologies that make life better. 3M is the innovation company that never stops inventing. With $30 billion in sales, 3M employs 88,000 people worldwide and has operations in more than 70 countries. For more information, visit www.3M.com or follow @3MNews on Twitter.

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